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EXHIBIT (d)(3)

SABA SOFTWARE, INC.
1997 STOCK INCENTIVE PLAN, AS AMENDED
FORM OF STOCK OPTION AGREEMENT

SABA SOFTWARE, INC. 1997 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Optionee's Name and Address:	Name
Address
Address

        You have been granted an option to purchase shares of Common Stock of the Company, subject to the terms and conditions of the Plan and the Option Agreement, as follows:

Grant Number	000XXX
Date of Grant
Vesting Commencement Date
Exercise Price per Share
Total Number of Shares Granted
Total Exercise Price
Type of Option:	Incentive Stock Option
Non-Qualified Stock Option
Term/Expiration Date:

Vesting Schedule:

        Subject to Optionee's Continuous Status as an Employee, Director or Consultant and the other limitations set forth in the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

        [XXX Shares subject to the Option shall vest on each quarterly anniversary of the Vesting Commencement Date.]

        During any authorized leave of absence, the vesting of the Option as provided in this schedule shall cease after the leave of absence exceeds a period of ninety (90) days. Vesting of the Option shall resume upon the Optionee's termination of the leave of absence and return to service with the Company.

        In the event of the Optionee's change in status from Employee to Consultant, vesting of the Option shall continue only to the extent determined by the Administrator as of such change in status.

Termination Period:

        Except in the event of termination of the Optionee's Continuous Status as an Employee, Director or Consultant for "Cause" (as defined below), the Option may be exercised within three (3) months from termination of the Optionee's Continuous Status as an Employee, Director or Consultant or such longer period as may be applicable upon death or disability of the Optionee as provided in the Option Agreement. In the event of the Optionee's change in status from Employee to Consultant or

Exh. (d)(3)-1

Consultant to Employee, the Option shall remain in effect; provided, however, that in the event of a change in status from Employee to Consultant, the Optionee's Incentive Stock Option shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the day three (3) months and one day following such change in status. In no event shall the Option be exercised later than the Term/Expiration Date as provided above.

        In the event of termination of the Optionee's Continuous Status as an Employee, Director or Consultant for "Cause," the Optionee's right to exercise the Option shall terminate concurrently with the termination of the Optionee's Continuous Status as an Employee, Director or Consultant.

Definition of "Cause":

        For purposes of the Option, termination of the Optionee's Continuous Status as an Employee, Director or Consultant shall be for "Cause" as such term is defined in the Optionee's employment agreement, or in the absence of such definition, then as in the opinion of the Company, the Optionee: (i) acts in bad faith and to the detriment of the Company; (ii) refuses or fails to act in accordance with any specific direction or order of the Company; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, but not disability; (iv) exhibits dishonesty, habitual neglect, or incompetence, but not disability; or (v) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to terminating the Optionee's Continuous Status as an Employee, Director or Consultant pursuant to (ii) or (iii) above, the Company shall provide the Optionee with notice of the Company's intent to terminate, the Company's reason therefor, and an opportunity for the Optionee to cure such defects in his service to the Company's satisfaction. During this 30 day (or longer) period, the Optionee shall not be entitled to exercise the Option, but the Option shall continue to vest in accordance with the Vesting Schedule.

        IN WITNESS WHEREOF, the Company and the Optionee have executed this Notice of Stock Option Grant and agree that the Option is to be governed by the terms and conditions of this Notice of Stock Option Grant, the Plan, and the Option Agreement.

Saba Software, Inc., a Delaware corporation
By:
Title:

Exh. (d)(3)-2

THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE OF STOCK OPTION GRANT, THE OPTION AGREEMENT, NOR IN THE COMPANY'S 1997 STOCK INCENTIVE PLAN, SHALL CONFER UPON THE OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE THE OPTIONEE'S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

        The Optionee acknowledges receipt of a copy of the Plan and the Option Agreement, and represents that he is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Optionee has reviewed this Notice of Stock Option Grant, the Plan, and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice of Stock Option Grant and fully understands all provisions of this Notice of Stock Option Grant, the Plan, and the Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Administrator upon any questions arising under this Notice of Stock Option Grant, the Plan, and the Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated in this Notice of Stock Option Grant.

Dated:	Signed:

Optionee

Exh. (d)(3)-3

SABA SOFTWARE, INC. 1997 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

        1.    Grant of Option.    Saba Software, Inc., a Delaware corporation (the "Company"), hereby grants to the Optionee named in the Notice of Stock Option Grant (the "Optionee"), an option (the "Option") to purchase the total number of shares of Common Stock (the "Shares") set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the "Exercise Price") subject to the terms, definitions and provisions of the Notice of Stock Option Grant and the Company's 1997 Stock Incentive Plan (the "Plan") adopted by the Company, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

        If designated in the Notice of Stock Option Grant as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Section 422(d) of the Code, the Option shall be treated as a Non-Qualified Stock Option.

        2.    Exercise of Option.

          (a)    Right to Exercise.    The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan, this Option Agreement and the Notice of Stock Option Grant. The Option shall be subject to the provisions of Section 11(b) of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction. No partial exercise of the Option may be for less than the lesser of five percent (5%) of the total number of Shares subject to the Option or the remaining number of Shares subject to the Option. In no event shall the Company issue fractional Shares.

          (b)    Method of Exercise.    The Option shall be exercisable only by delivery of an Exercise Notice (attached as Exhibit A) which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Administrator. Such Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(d) below.

        No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all Applicable Laws. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

        3.    Taxes.    No Shares will be issued to the Optionee or other person pursuant to the exercise of the Option until the Optionee or other person has made arrangements acceptable to the Administrator for the satisfaction of foreign, federal, state and local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of the Option, the Company or the Grantee's employer may offset or withhold (from any amount owed by the Company or the Grantee's employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax obligations and/or the employer's withholding obligations.

Exh. (d)(3)-4

        4.    Method of Payment.    Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee; provided, however, that such exercise method does not then violate an Applicable Law:

          (a.)  cash;

          (b.)  check;

          (c.)  if the exercise occurs on or after the Registration Date, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised (but only to the extent that such exercise of the Option would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price); or

          (d.)  if the exercise occurs on or after the Registration Date, payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

        5.    Restrictions on Exercise.    The Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company. In addition, the Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws.

        6.    Termination of Relationship.    In the event the Optionee's Continuous Status as an Employee, Director or Consultant terminates, the Optionee may, to the extent otherwise so entitled at the date of such termination (the "Termination Date"), exercise the Option during the Termination Period set out in the Notice of Stock Option Grant. Except as provided in Sections 7 and 8, below, to the extent that the Optionee was not entitled to exercise the Option on the Termination Date, or if the Optionee does not exercise the Option within the Termination Period, the Option shall terminate.

        7.    Disability of Optionee.    In the event the Optionee's Continuous Status as an Employee, Director or Consultant terminates as a result of his or her disability, the Optionee may, but only within twelve (12) months from the Termination Date (and in no event later than the Term/Expiration Date), exercise the Option to the extent otherwise entitled to exercise it on the Termination Date; provided, however, that if such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code and the Option is an Incentive Stock Option, such Incentive Stock Option shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option on the day three (3) months and one day following the Termination Date. To the extent that the Optionee was not entitled to exercise the Option on the Termination Date, or if the Optionee does not exercise the Option to the extent so entitled within the time specified herein, the Option shall terminate.

        8.    Death of Optionee.    In the event of the Optionee's death, the Option may be exercised at any time within twelve (12) months following the date of death (and in no event later than the Term/Expiration Date), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death. To the extent that the Optionee was not entitled to exercise the Option on the date of death, or the Option is not exercised to the extent so entitled within the time specified herein, the Option shall terminate.

Exh. (d)(3)-5

        9.    Transferability of Option.    The Option, if an Incentive Stock Option, may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee; provided, however, that the Optionee may designate a beneficiary of the Optionee's Incentive Stock Option in the event of the Optionee's death on a beneficiary designation form provided by the Administrator. The Option, if a Non-Qualified Stock Option may be transferred to any person by will and by the laws of descent and distribution. Non-Qualified Stock Options also may be transferred during the lifetime of the Optionee by gift and pursuant to a domestic relations order to members of the Optionee's Immediate Family to the extent and in the manner determined by the Administrator. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Optionee.

        10.    Term of Option.    The Option may be exercised only within the term set out in the Notice of Stock Option Grant.

        11.    Tax Consequences.    Set forth below is a brief summary as of the date of this Option Agreement of some of the federal tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

          (a.)    Exercise of Incentive Stock Option.    If the Option qualifies as an Incentive Stock Option, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.

          (b.)    Exercise of Incentive Stock Option Following Disability.    If the Optionee's Continuous Status as an Employee, Director or Consultant terminates as a result of disability that is not total and permanent disability as defined in Section 22(e)(3) of the Code, to the extent permitted on the date of termination, the Optionee must exercise an Incentive Stock Option within three (3) months of such termination for the Incentive Stock Option to be qualified as an Incentive Stock Option.

          (c.)    Exercise of Non-Qualified Stock Option.    There may be a regular federal income tax liability upon the exercise of a Non-Qualified Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from the Optionee's compensation or collect from the Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

          (d.)    Disposition of Shares.    In the case of a Non-Qualified Stock Option, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes and subject to tax at a maximum rate of 20%. In the case of an Incentive Stock Option, if Shares transferred pursuant to the Option are held for at least one year after receipt of the Shares and are disposed of at least two years after the Date of Grant, any gain realized on disposition of the Shares also will be treated as capital gain for federal income tax purposes and subject to the same tax rates and holding periods that apply to Shares acquired upon exercise of a Non-Qualified Stock Option. If Shares purchased under an Incentive Stock Option are disposed of within such one-year or two-year periods, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent

Exh. (d)(3)-6

  of the difference between the Exercise Price and the lesser of (i) the Fair Market Value of the Shares on the date of exercise, or (ii) the sale price of the Shares.

        12.    Entire Agreement: Governing Law.    The Notice of Stock Option Grant, the Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. Nothing in the Notice of Stock Option Grant, the Plan and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. These agreements are governed by California law except for that body of law pertaining to conflict of laws. Should any provision of the Notice of Stock Option Grant, the Plan or this Option Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

        13.    Headings.    The captions used in the Notice of Stock Option Grant and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation.

        14.    Interpretation.    Any dispute regarding the interpretation of the Notice of Stock Option Grant, the Plan, and this Option Agreement shall be submitted by the Optionee or by the Company forthwith to the Board or the Administrator that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Administrator shall be final and binding on all persons.

Exh. (d)(3)-7

EXHIBIT A

SABA SOFTWARE, INC. 1997 STOCK INCENTIVE PLAN

EXERCISE NOTICE

Saba Software, Inc.
2400 Bridge Parkway
Redwood Shores, CA 94065-1166

Attention: Secretary

        1.    Exercise of Option.    Effective as of today,                         ,            , the undersigned (the "Optionee") hereby elects to exercise the Optionee's option to purchase                        shares of the Common Stock (the "Shares") of Saba Software, Inc. (the "Company") under and pursuant to the Company's 1997 Stock Incentive Plan (the "Plan") and the [    ] Incentive [    ] Non-Qualified Stock Option Agreement and Notice of Stock Option Grant dated                        ,            (the "Option Agreement"). Unless otherwise defined herein, the terms defined in the Plan and the Option Agreement shall have the same defined meanings in this Exercise Notice.

        2.    Representations of the Optionee.    The Optionee acknowledges that the Optionee has received, read and understood the Notice of Stock Option Grant, the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

        3.    Rights as Stockholder.    Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11(a) of the Plan.

        4.    Delivery of Payment.    The Optionee herewith delivers to the Company the full Exercise Price for the Shares, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(d) of the Option Agreement.

        5.    Tax Consultation.    The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the Optionee's purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares and that the Optionee is not relying on the Company for any tax advice.

        6.    Taxes.    The Optionee agrees to satisfy all applicable federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations. In the case of an Incentive Stock Option, the Optionee also agrees, as partial consideration for the designation of the Option as an Incentive Stock Option, to notify the Company in writing within thirty (30) days of any disposition of any shares acquired by exercise of the Option if such disposition occurs within two (2) years from the Grant Date or within one (1) year from the date the Shares were transferred to the Optionee. If the Company is required to satisfy any federal, state or local income or employment tax withholding obligations as a result of such an early disposition, the Optionee agrees to satisfy the amount of such withholding in a manner that the Administrator prescribes.

        7.    Successors and Assigns.    The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this agreement shall inure to the benefit of the successors and

Exh. (d)(3)-8

assigns of the Company. This Exercise Notice shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

        8.    Headings.    The captions used in this Exercise Notice are inserted for convenience and shall not be deemed a part of this agreement for construction or interpretation.

        9.    Interpretation.    Any dispute regarding the interpretation of this Exercise Notice shall be submitted by the Optionee or by the Company forthwith to the Company's Board of Directors or the Administrator that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Administrator shall be final and binding on all persons.

        10.    Governing Law; Severability.    This Exercise Notice shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

        11.    Notices.    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail (if the parties are within the United States) or upon deposit for delivery by an internationally recognized express mail courier service (for international delivery of notice), with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

        12.    Further Instruments.    The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

        13.    Entire Agreement.    The Notice of Stock Option Grant, the Plan and the Option Agreement are incorporated herein by reference and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and the Optionee. Nothing in the Notice of Stock Option Grant, the Plan, the Option Agreement and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.

Submitted by:	Accepted by:
OPTIONEE:	SABA SOFTWARE, INC.
By:

Its:

(Signature)
Address:	Address:
2400 Bridge Parkway

Redwood Shores, CA 94065-1166

Tel:

Exh. (d)(3)-9

Rider to be inserted in "Saba Software, Inc. Stock Option Award Agreement" for International optionee use.

Rider:

        XX.    No Compensation.    The Optionee agrees and confirms that if he shall cease for any reason to be employed by or hold office in the Company and/or any Affiliate (including his dismissal by the Company and/or any Affiliate in breach of its contractual obligations) he shall not be entitled by way of compensation for loss or otherwise howsoever to any sum or benefit to compensate him for the loss of any right or benefit under this Option Agreement.

        XX.    Data Protection Authorisation.    The Optionee authorises his current employer and/or the Company and any agent or independent contractor appointed by the employer and/or the Company to administer the Option Agreement to obtain and maintain, process and hold (whether manually or electronically) records in respect of any of the Optionee's personal information as may be required for the effective administration of the Option Agreement and the Optionee consents to the transfer, storage and processing of such personal information outside the European Economic Area and in particular in the United States of America and any other such country in which the employer and/or the Company have offices The Optionee agrees that his current employer and/or the Company or any agent or independent contractor appointed by his employer and/or the Company to administer the Plan shall not be liable for any loss or damage, whether direct or indirect or consequential, incurred by the Optionee, arising from the use of such personal information as authorised above.

United Kingdom National Insurance Contributions

        In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions ("NICs") based on the employee's earnings, including the difference between the fair market value on the date of exercise and the exercise price of options granted to employees after 5 August 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each U.K. employee providing that the U.K. employee will meet the employer's NIC liability in such circumstances. The participating U.K. Optionee agrees to absorb the employer's NIC liability on option exercise of options granted to the Optionee and to enter into a joint election to be submitted to the Inland Revenue which will provide that the Optionee will pay any NIC liability arising on the exercise of the new and additional options which may be granted to the Optionee.

Exh. (d)(3)-10

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EXHIBIT (d)(3)